EXHIBIT  99.1

Date: January 24, 2018
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 30.9% Increase in Net Income for the Six Months Ended December 31, 2017 and Completes Expansion in Columbia County

Catskill, N.Y. – January 24, 2018-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2017, which is the second quarter of the Company’s fiscal year ending June 30, 2018.  Net income for the three and six months ended December 31, 2017 was $3.6 million, or $0.43 per basic and diluted share, and $7.1 million, or $0.84 per basic and $0.83 per diluted share, respectively, as compared to $2.9 million, or $0.34 per basic and diluted share, and $5.4 million, or $0.64 per basic and diluted share, for the three and six months ended December 31, 2016, respectively.  Net income increased $714,000, or 24.4%, when comparing the three months ended December 31, 2017 and 2016, and increased $1.7 million, or 30.9%, when comparing the six months ended December 31, 2017 and 2016.

The enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”) resulted in the recognition of a tax benefit of $251,000.  The impact to earnings per share was a positive $0.03 per share for the three and six months ended December 31, 2017.

Donald Gibson, President & CEO stated, “I am pleased to report solid performance for both the three months and six months ended December 31, 2017. The earning performance was driven by the steady measured growth of our balance sheet across all three of our primary banking lines - retail, commercial, and municipal. I believe our success is continued evidence that our long term strategy which is focused on community and customer relationships has been successful.”

Gibson continued, “I am also pleased to report that we completed the renovations and opened our full-service branch in Copake, NY during the quarter ended December 31, 2017. This represents our first branch in Eastern Columbia County and has been extremely well received.”

Selected highlights for the three and six months ended December 31, 2017 are as follows:

Net Interest Income and Margin
•
Net interest income increased $729,000 to $8.5 million for the three months ended December 31, 2017 from $7.7 million for the three months ended December 31, 2016. Net interest income increased $1.8 million to $16.6 million for the six months ended December 31, 2017 from $14.8 million for the six months ended December 31, 2016.  These increases in net interest income were primarily the result of the growth in the average interest-earning asset balances. This was partially offset by a lower yield on securities. The lower yield on securities is the result of a decrease in prepayment penalty income on mortgage-backed securities, included in interest income, of $355,000 when comparing the three months ended December 31, 2017 and 2016 and $256,000 when comparing the six months ended December 31, 2017 and 2016.

•
Net interest spread decreased 23 basis points to 3.21% for the three months ended December 31, 2017 compared to 3.44% for the three months ended December 31, 2016. Net interest spread decreased 11 basis points to 3.24% for the six months ended December 31, 2017 compared to 3.35% for the six months ended December 31, 2016.

•
Net interest margin decreased 21 basis points to 3.29% for the three months ended December 31, 2017 compared to 3.50% for the three months ended December 31, 2016.   Net interest margin decreased 10 basis points to 3.32% for the six months ended December 31, 2017 compared to 3.42% for the six months ended December 31, 2016.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.50% and 3.75% for the three months ended December 31, 2017 and 2016, respectively. Tax equivalent net interest margin was 3.53% and 3.67% for the six months ended December 31, 2017 and 2016, respectively.  Tax equivalent net interest margin for the three and six months ended December 31, 2017 has been adjusted to reflect the Federal blended statutory tax rate applicable to our fiscal year 2018 of 28.1% resulting from the TCJA.  As a result of utilizing this lower statutory tax rate for the periods ended December 31, 2017, the tax equivalent net interest margin decreased six basis points for both the three and six months ended December 31, 2017.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $352,000 and $586,000 for the three months ended December 31, 2017 and 2016, respectively. The provision for loan losses amounted to $699,000 and $1.1 million for the six months ended December 31, 2017 and 2016, respectively.  The decrease in the provision for loan loss for the period is the result of slower growth in average loan balances.   Allowance for loan losses to total loans receivable decreased to 1.68% as of December 31, 2017 as compared to 1.74% as of June 30, 2017, and 1.73% as of December 31, 2016.

•
Net charge-offs amounted to $98,000 and $141,000 for the three months ended December 31, 2017 and 2016, respectively, and amounted to $369,000 and $193,000 for the six months ended December 31, 2017 and 2016, respectively.   The increase in net charges-offs for the six months is due to the charge-off of two commercial loans during the period.  There were no commercial loan charge-offs during the six months ended December 31, 2016.

•
Nonperforming loans amounted to $3.7 million and $3.6 million at December 31, 2017 and June 30, 2017, respectively. At December 31, 2017 and June 30, 2017, respectively, nonperforming assets to total assets were 0.43% and 0.45% and nonperforming loans to net loans were 0.55% and 0.58%.  At December 31, 2016, nonperforming assets to total assets were 0.45% and nonperforming loans to net loans were 0.65%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $275,000, or 17.1%, to $1.9 million for the three months ended December 31, 2017 as compared to $1.6 million for the three months ended December 31, 2016.  Noninterest income increased $466,000, or 14.7%, to $3.6 million for the six months ended December 31, 2017 as compared to $3.2 million for the six months ended December 31, 2016. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts.

•
Noninterest expense increased $524,000, or 10.9%, to $5.3 million for the three months ended December 31, 2017 as compared to $4.8 million for the three months ended December 31, 2016. Noninterest expense increased $663,000, or 7.0%, to $10.2 million for the six months ended December 31, 2017 as compared to $9.5 million for the six months ended December 31, 2016. These increases in noninterest expense are primarily the result of an increase in salaries and employee benefits expenses, resulting from additional staffing to support the Bank’s growth.  New positions were added within the Bank’s lending department, customer service center, investment center and for the Bank’s new branch in Copake, New York. The increase is also due to higher service and data processing fees resulting from costs associated with offering more services to customers through online banking.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 22.3% and 24.0% for the three and six months ended December 31, 2017, respectively compared to 26.3% and 25.7% for the three and six months ended December 31, 2016.   The decrease in the effective tax rate for the three and six months ended December 31, 2017 is primarily the result of a net tax benefit of $251,000 recognized at December 31, 2017 as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017. The effective tax rate decreased from 27.6% to 22.3% for the three months ended December 31, 2017 and decreased from 26.6% to 24.0% for the six months ended December 31, 2017 as a result of this adjustment.

TCJA permanently reduces the maximum corporate income tax rate from 35% to 21% effective January 1, 2018.  The lower corporate income tax rate means that deferred tax assets and liabilities that will be deductible or taxable in the future would need to be computed at the new tax rate.  Additionally, fiscal year-end taxpayers such as Greene County Bancorp, Inc. are required to utilize a “blended rate” in calculating the effective tax rate for the fiscal year based on a ratio utilizing the number of days at the 35% tax rate and the number of days at the 21% tax rate.  Greene County Bancorp, Inc.’s statutory blended rate for fiscal 2018 is approximately 28%. This statutory rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefit derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•
Total assets of the Company were $1.1 billion at December 31, 2017 as compared to $982.3 million at June 30, 2017, an increase of $78.5 million, or 8.0%.  This growth is the result of the continued expansion within our existing markets, across all three of our primary banking lines - retail, commercial, and municipal.

•
Securities available-for-sale and held-to-maturity increased $26.8 million, or 8.5%, to $342.1 million at December 31, 2017 as compared to $315.3 million at June 30, 2017.  Securities purchases totaled $74.8 million during the six months ended December 31, 2017 and consisted of $62.1 million of state and political subdivision securities, $10.4 million of mortgage backed securities, and $2.3 million of U.S. government sponsored enterprises securities. Principal pay-downs and maturities during the six months amounted to $47.1 million, of which $9.2 million were mortgage-backed securities, $36.4 million were state and political subdivision securities, and $1.5 million were corporate debt securities.

•
Net loans receivable increased $39.7 million, or 6.4%, to $663.9 million at December 31, 2017 from $624.2 million at June 30, 2017.  The loan growth experienced during the six month period consisted primarily of $10.8 million in commercial real estate loans (including commercial construction loans), $17.8 million in commercial loans, $4.5 million in multi-family real estate loans, and $6.7 million in residential real estate loans.

•
Total deposits increased to $920.8 million at December 31, 2017 from $859.5 million at June 30, 2017, an increase of $61.3 million, or 7.1%. NOW deposits increased $59.5 million, or 15.2%, money market deposits increased $2.0 million, or 1.7%, savings deposits increased $8.1 million, or 4.1% and noninterest-bearing deposits increased $3.4 million, or 3.6% when comparing December 31, 2017 and June 30, 2017. These increases were partially offset by a decrease in certificates of deposit of $11.9 million, or 22.2%, when comparing December 31, 2017 and June 30, 2017. These increases were the result of a $39.9 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.  Included within certificates of deposits at December 31, 2017 and June 30, 2017 were $3.9 million and $15.0 million, respectively, in brokered certificates of deposit.

•
Borrowings amounted to $20.3 million of overnight and $20.2 million of long-term borrowings, with the Federal Home Loan Bank of New York at December 31, 2017, compared to $6.9 million of overnight borrowings and $22.7 million of term borrowings at June 30, 2017.

•
Shareholders’ equity increased to $89.6 million at December 31, 2017 from $83.5 million at June 30, 2017, as net income of $7.1 million was partially offset by a $322,000 increase in  accumulated other comprehensive loss and dividends declared and paid of $763,000.  Other changes in equity, an increase of $25,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Included in accumulated other comprehensive income is $259,000 which represents the stranded credit resulting from the change in Federal tax rates upon the enactment of the TCJA and its impact on deferred taxes associated with items reported in accumulated other comprehensive income.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2017	2016	2017	2016
Interest income	$9,420	$8,484	$18,509	$16,298
Interest expense	960	753	1,879	1,480
Net interest income	8,460	7,731	16,630	14,818
Provision for loan losses	352	586	699	1,129
Noninterest income	1,887	1,612	3,627	3,161
Noninterest expense	5,312	4,788	10,205	9,542
Income before taxes	4,683	3,969	9,353	7,308
Tax provision	1,043	1,043	2,241	1,875
Net Income	$3,640	$2,926	$7,112	$5,433

Basic EPS	$0.43	$0.34	$0.84	$0.64
Weighted average shares outstanding	8,504,168	8,491,929	8,503,451	8,487,554
Diluted EPS	$0.43	$0.34	$0.83	$0.64
Weighted average diluted shares outstanding	8,533,126	8,509,316	8,532,274	8,503,913
Dividends declared per share [4]	$0.0975	$0.0950	$0.1950	$0.1900

Selected Financial Ratios
Return on average assets[1]	1.39%	1.30%	1.40%	1.23%
Return on average equity[1]	16.55%	15.15%	16.45%	14.25%
Net interest rate spread[1]	3.21%	3.44%	3.24%	3.35%
Net interest margin[1]	3.29%	3.50%	3.32%	3.42%
Fully taxable-equivalent net interest margin[2]	3.50%	3.75%	3.53%	3.67%
Efficiency ratio[3]	51.34%	51.25%	50.38%	53.07%
Non-performing assets to total assets			0.43%	0.45%
Non-performing loans to net loans			0.55%	0.65%
Allowance for loan losses to non-performing loans			309.91%	272.30%
Allowance for loan losses to total loans			1.68%	1.73%
Shareholders’ equity to total assets			8.44%	8.41%
Dividend payout ratio[4]			23.21%	29.69%
Actual dividends paid to net income[5]			10.73%	13.66%
Book value per share			$10.53	$9.22

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 28.1% and 34% for federal income taxes and 3.62% and 3.32% for New York State income taxes for the three and six months ended December 31, 2017 and 2016, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended		For the six months ended
(Dollars in thousands)	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Net interest income (GAAP)	$8,460	$7,731	$16,630	$14,818
Tax-equivalent adjustment	532	537	1,037	1,057
Net interest income (fully taxable-equivalent basis)	$8,992	$8,268	$17,667	$15,875

Average interest-earning assets	$1,028,241	$882,482	$1,001,639	$865,510
Net interest margin (fully taxable-equivalent basis)	3.50%	3.75%	3.53%	3.67%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.2% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the six months ended December 31, 2017 and 2016.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of December 31, 2017	As of June 30, 2017
(Dollars In thousands)
Assets
Total cash and cash equivalents	$27,714	$16,277
Long term certificate of deposit	1,895	2,145
Securities- available for sale, at fair value	102,969	91,483
Securities- held to maturity, at amortized cost	239,140	223,830
Federal Home Loan Bank stock, at cost	2,488	2,131

Gross loans receivable	674,435	634,331
Less: Allowance for loan losses	(11,352)	(11,022)
Unearned origination fees and costs, net	790	878
Net loans receivable	663,873	624,187

Premises and equipment	13,499	13,615
Accrued interest receivable	4,610	4,033
Foreclosed real estate	905	799
Prepaid expenses and other assets	3,717	3,791
Total assets	$1,060,810	$982,291

Liabilities and shareholders’ equity
Noninterest bearing deposits	$99,388	$95,929
Interest bearing deposits	821,363	763,606
Total deposits	920,751	859,535

Borrowings from FHLB, short term	20,300	6,900
Borrowings from FHLB, long term	20,150	22,650
Accrued expenses and other liabilities	10,036	9,685
Total liabilities	971,237	898,770
Total shareholders’ equity	89,573	83,521
Total liabilities and shareholders’ equity	$1,060,810	$982,291
Common shares outstanding	8,506,614	8,502,614
Treasury shares	104,726	108,726